SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 10, 2015

(Date of earliest event reported)

PREMIERE GLOBAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-13577	59-3074176
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3280 Peachtree Road, NE

Suite 1000

Atlanta, Georgia 30305

(Address of principal executive offices)

(404) 262-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on September 10, 2015, Premiere Global Services, Inc., a Georgia corporation (the “Company” or “PGi”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pangea Private Holdings II, LLC, a Delaware limited liability company (“Parent”), and Pangea Merger Sub Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Siris Capital Group, LLC (“Siris”).

Merger Agreement

At the effective time of the Merger, each outstanding share of common stock of the Company (“Company Stock”) (except for dissenting shares and, shares owned by Parent, Merger Sub, the Company or any direct or indirect Subsidiary of the Company) will be converted into the right to receive a cash payment of $14.00 (the “Merger Consideration”).

Pursuant to the Merger Agreement, at the effective time of the Merger, the following equity-based awards granted under a Company Stock Plan (as defined in the Merger Agreement) will be treated as follows by virtue of the Merger:

(i) Each share of Company Stock subject to time-based vesting restrictions that is outstanding immediately prior to the effective time of the Merger will become fully vested and nonforfeitable and be converted automatically into the right to receive the Merger Consideration;

(ii) Each share of Company Stock subject to performance-based vesting restrictions that is outstanding immediately prior to the effective time of the Merger will become vested and nonforfeitable based upon (x) an assumed achievement of 100% of the performance goals, if the effective time of the Merger occurs during the first half of the applicable performance period, or (y) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time of the Merger, if the effective time of the Merger occurs during the second half of the applicable performance period and such vested performance shares will be converted automatically into the right to receive the Merger Consideration, less the amount of any required withholding tax. Any performance-based shares that have an individual multi-year performance periods will vest as described above only with respect to those performance shares that were eligible to vest in the performance year in which the effective time of the Merger occurs. Any performance shares outstanding immediately prior to the effective time of the Merger and not becoming vested in accordance with the above will be forfeited without payment therefor effective as of the effective time of the Merger;

(iii) Each stock unit subject to time-based vesting restrictions whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to (x) the product of (A) the number of stock units held by such holder, multiplied by (B) the per share Merger Consideration, less (y) the amount of any required withholding tax;

(iv) Each stock unit subject to performance-based vesting whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to (x) the product of (1) the number of performance units held by such holder that would vest based upon (A) an assumed achievement of 100% of the performance goals, if the effective time of the Merger occurs during the first half of the applicable performance period, or (B) the actual level of achievement of the performance goals, measured as of the end of the calendar quarter immediately preceding the effective time of the Merger, if the effective time of the Merger occurs during the second half of the applicable performance period, multiplied by (2) the per share Merger Consideration, less (3) the amount of any required withholding tax. Any performance units outstanding immediately prior to the effective time of the Merger and not becoming vested in accordance with the above will be forfeited without payment therefor effective as of the effective time of the Merger; and

(v) Each deferred stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to (x) the product of (i) the number of deferred stock units held by such holder, multiplied by (ii) the per share Merger Consideration, less (y) the amount of any required withholding tax.

Shareholders of the Company will be asked to approve the Merger Agreement at a special meeting that will be held on a date to be announced. Consummation of the Merger is subject to customary conditions, including without limitation: (i) the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Company Stock (the “Company Shareholder Approval”), (ii) the absence of any temporary restraining order, injunction or other judgment, order or decree or other legal restraint or prohibition or law prohibiting or making illegal the consummation of the Merger, (iii) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) all actions by or in respect of filings with any governmental authority, required to permit the consummation of the Merger, shall have been taken, made or obtained. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject, in certain cases, to certain materiality qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the closing. The Merger Agreement provides for a “go-shop” period and includes customary “no-shop” restrictions described below.

Following the execution of the Merger Agreement and continuing until 11:59 p.m. (Atlanta, Georgia time) on the 45th calendar day thereafter (the “Go-Shop Period”), the Company and its subsidiaries and its and their representatives may, subject to certain limitations specified in the Merger Agreement, initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute acquisition proposals from third parties, including by way of providing non-public information regarding, and affording access to the business, properties, assets, books and records and personnel, of the Company and its subsidiaries pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) with each such third party, and engage in, enter into, maintain or continue or otherwise participate in discussions or negotiations with third parties with respect to alternative acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions, or negotiations. After the expiration of the Go-Shop Period, the Company and its representatives may continue to engage in the activities described in the previous sentence with respect to any third party that has made a written acquisition proposal during the Go-Shop Period as long as the Board of Directors of the Company (the “Board”) has determined in good faith, after consultation with outside legal counsel, that failure to take action would be inconsistent with the Board’s fiduciary duties under applicable law and the Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement) (such a third party is referred to as an “Excluded Party”).

After the Go-Shop Period and prior to the earlier of the effective time of the Merger or termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to, directly or indirectly, solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal or any inquiry or indication of interest related thereto from third parties, participate in discussions and negotiations with such third parties regarding such competing acquisition proposals, provide nonpublic information to such third parties, amend or modify any standstill, confidentiality or similar agreement, or enter into any agreement relating to an acquisition proposal, except that the Company may continue solicitation of, or discussions or negotiations with, an Excluded Party.

The Merger Agreement requires the Board to recommend that the shareholders of the Company approve the Merger Agreement and prohibits the Board from failing to make the recommendation, withdrawing, modifying or qualifying its recommendation, approving any alternative acquisition proposal or taking any action or making any statement inconsistent with its recommendation (such actions are referred to as an “adverse recommendation change”). However, the Board may fail to make the recommendation or withdraw, modify or qualify its recommendation, subject to a customary “match right”, in response to (i) a Superior Proposal or (ii) any fact, event, change or development in circumstances other than an acquisition proposal that was not known to the Board prior to the date of the Merger Agreement so long as the Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciaries duties under applicable law.

The Merger Agreement contains certain termination rights for both the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee. If the Merger Agreement is terminated by the Company in order for the Company to enter into a definitive alternative acquisition with respect to a Superior Proposal with an Excluded Party and such definitive alternative acquisition agreement is entered into within ten business days following the end of the Go-Shop Period, the termination fee payable by the Company to Parent will be $9,871,421. If the termination fee becomes payable by the Company under any other circumstances, the amount of the termination fee will be $19,742,842. The Merger Agreement also provides that Parent will be required to pay the Company a termination fee of $39,485,684 if the Merger Agreement is terminated under certain circumstances because Parent fails to complete the Merger or otherwise breaches its obligations under the Merger Agreement such that conditions to the consummation of the Merger cannot be satisfied.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by matters specifically disclosed in any reports filed by the Company with the Securities and Exchange Commission (“SEC”) prior to the date of the Merger Agreement and in certain disclosure schedules; (iii) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors; (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files or has filed with the SEC.

Financing Commitments

Parent has secured committed financing, consisting of a combination of (i) equity to be provided by certain funds managed or advised by Siris (the “Siris Funds”) and (ii) debt financing to be provided by Barclays Capital Inc., SunTrust Robinson Humphrey, Inc. and Macquarie Capital (USA) Inc. In addition, the Siris Funds have executed a limited guaranty in favor of the Company to guarantee, subject to the limitations described therein, the payment of any termination fee and certain other amounts payable by Parent pursuant to the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby are subject to, and qualified in their entirety by, the full text of the Merger Agreement as attached as Exhibit 2.1 to this current report on Form 8-K and is incorporated herein by reference.

Forward-Looking Information

Statements made in this filing, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties, many of which are beyond PGi’s control. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in PGi’s forward-looking statements, including, but not limited to, the following factors: (i) the risk that the merger may not be consummated in a timely manner, if at all; (ii) the risk that the merger agreement may be terminated in circumstances that require PGi to pay Siris a termination fee; (iii) risks related to the diversion of management’s attention from PGi’s ongoing business operations; (iv) risks regarding the failure of Siris to obtain the necessary financing to complete the merger; (v) the effect of the announcement of the merger on PGi’s business relationships (including, without limitation, customers, strategic alliance partners and suppliers), operating results and business generally; (vi) risks related to satisfying the conditions to the merger, including the failure of PGi’s shareholders to approve the merger, timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval; (vii) the nature, cost and outcome of any future litigation and other legal proceedings, including any potential proceedings related to the proposed merger, (vii) risks and uncertainties associated with the merger, including the “go-shop” process and that competing acquisition proposals could be made; (ix) and other factors described from time to time in PGi’s press releases, reports and other filings made with the SEC, including but not limited to the “Risk Factors” section of PGi’s Annual Report on Form 10-K for the year ended December 31, 2014. All forward-looking statements attributable to PGi or a person acting on its behalf are expressly qualified in their entirety by these cautionary statements. PGi undertakes no obligation to publicly update or revise these forward looking statements for any reason.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PGi. In connection with the proposed merger, PGi will prepare a proxy statement to be filed with the SEC on Schedule 14A. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of PGi. PGi’s SHAREHOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT PGi WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PGi AND THE PROPOSED MERGER. PGi’s shareholders will be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by PGi with the SEC from the SEC’s website at www.sec.gov and on PGi’s website at www.pgi.com. PGi’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Premiere Global Services, Inc., c/o Sean O’Brien, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111, extension 8462.

Participants in the Solicitation

PGi and its directors and officers may be deemed to be participants in the solicitation of proxies from PGi’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed merger. Information about PGi’s directors and executive officers and their ownership of PGi’s common stock is set forth in the proxy statement for PGi’s 2015 Annual Meeting of shareholders, which was filed with the SEC on April 27, 2015. Shareholders may obtain additional information regarding the interests of PGi and its directors and executive officers in the proposed transaction, which may be different than those of PGi’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated September 10, 2015, by and among Pangea Private Holdings II, LLC, Pangea Merger Sub Inc. and Premiere Global Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERE GLOBAL SERVICES, INC.

September 11, 2015	By:	/s/ L. Scott Askins
Name: L. Scott Askins
Title: Executive Vice President – Legal, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated September 10, 2015, by and among Pangea Private Holdings II, LLC, Pangea Merger Sub Inc. and Premiere Global Services, Inc.

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